Exhibit 21.1

GIBSON ENERGY ULC SUBSIDIARIES

All subsidiaries are 100% owned unless otherwise stated.

GEP Midstream Finance Corp. (Alberta, Canada)

Aarcam Propane & Construction Heat Ltd. (Alberta, Canada)

Moose Jaw Refinery ULC (Alberta, Canada)

Moose Jaw Refinery Partnership (Alberta, Canada)

Canwest Propane ULC (Alberta, Canada)

Canwest Propane Partnership (Alberta, Canada)

MP Energy ULC (Alberta, Canada)

MP Energy Partnership (Alberta, Canada)

GEP ULC (Alberta, Canada)

Gibson Energy Partnership (Alberta, Canada)

Link Petroleum Services Ltd. (British Columbia, Canada)

Link Petroleum, Inc. (Washington, USA)

Gibson Energy (U.S.) Inc. (Delaware, USA)

Southern Valley Energy, LLC (North Dakota, USA) (50%)

Gibson GCC Inc. (British Virgin Islands)

Bridge Creek Trucking Ltd. (Saskatchewan, Canada)

Johnstone Tank Trucking Ltd. (Saskatchewan, Canada)

Chief Hauling Contractors ULC (Alberta, Canada)

Battle River Terminal GP Inc. (Alberta, Canada)

Battle River Terminal LP (Alberta, Canada)